Exhibit 10.1

Execution Version

22nd CENTURY GROUP, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is dated as of May 22, 2020, between 22nd CENTURY GROUP, INC., a Nevada corporation (“Company”) and James A. Mish (“Executive”).

WHEREAS, the Company desires to engage the Executive as a full-time executive employee to provide services to the Company pursuant to the terms of this Agreement, and the Executive desires to accept such employment.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1.       EFFECTIVE DATE

The Executive’s employment with the Company shall commence on June 22, 2020 (the “Effective Date”).

2.       EMPLOYMENT; DUTIES AND TERM

2.1 General. As of the Effective Date, the Company employs the Executive as, and the Executive agrees to serve as, Chief Executive Officer of the Company upon the terms and conditions specified in this Agreement. The Executive shall perform such duties and services for the Company as may be determined from time to time by the Board of Directors of the Company (the “Board”), provided that such duties and services shall be consistent in all material respects with the Executive’s position Chief Executive Officer of the Company. The Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board.

2.2 Exclusive Services. The Executive shall devote his full working time throughout the Employment Term (as defined in Section 2.3) to the performance of services for the Company. During the Employment Term, the Executive will not be employed by any other person or entity, or be self-employed, without the prior approval of the Board. The Executive shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Upon the Executive’s execution of this Agreement and during the Employment Term, the Executive will disclose to the Company any existing or proposed participation or membership in trade or professional associations, and any existing or proposed appointments as a member of the board of directors (or similar governing body) of any for-profit or not-for-profit entity; all such participations, memberships and appointments shall be subject to Board approval.

2.3 Employment Term. The Executive’s employment under this Agreement shall commence as of the Effective Date and shall terminate on the earlier of (i) the third anniversary of the Effective Date (the “Third Anniversary Date”) or (ii) earlier termination of the Executive’s employment pursuant to Section 5 of this Agreement. At least 120 days prior to the Third Anniversary Date, the Board will initiate a discussion with the Executive regarding continuation of the Executive’s employment after the Third Anniversary Date. If the Executive’s employment with the Company continues after the Third Anniversary Date and the Company and the Executive have not agreed in writing to renew this Agreement or entered into a new employment agreement that supersedes this Agreement, the Executive’s continuing employment with the Company will be “at will.” For the purposes of this Agreement, “Employment Term” means the period beginning on the Effective Date and ending on the date that Executive’s employment with the Company terminates for any reason.

2.4 Board Service. If requested by the Board, the Executive will, as applicable, accept an appointment to the Board or a nomination to stand for election to the Board. The Executive will not receive or be entitled to any additional compensation for service on the Board.

2.5 Location. Subject to travel as required in the performance of the Executive’s duties for the Company, unless otherwise approved by the Board, the Executive will be located at the Company’s corporate headquarters in the Buffalo, New York region and the Executive will maintain a residence in the Buffalo, New York region.

3.       COMPENSATION

3.1 Base Salary. Commencing on the Effective Date, the Executive shall be paid an annual base salary (“Base Salary”) in the amount of $450,000.00, payable in accordance with the Company’s payroll practices. Subject to the Executive’s rights under Section 5.2, Base Salary is subject to increase or decrease, from time to time, in the sole and absolute discretion of the Board.

3.2 Initial RSU Grant. Within 30 days following the Effective Date, the Executive will receive an award of 150,000 restricted stock units (“RSUs”) under the Company’s 2014 Omnibus Incentive Plan (the “2014 Plan”). The RSUs will be subject to vesting requirements described on Exhibit A and all applicable terms of the 2014 Plan.

3.3 Cash Bonus Opportunity. During the Employment Term, the Executive will be eligible to receive an annual cash bonus in an amount not to exceed 150% of Base Salary. The amount of cash bonus awarded to the Executive in any year will be determined by the Board based on annual performance metrics and strategic goals for the Company and annual individual objectives for the Executive. Such metrics, goals and objectives will be determined annually by the Board in consultation with the Executive. Payment of a cash bonus in respect of a Company fiscal year will be made not later than 120 days following the end of the applicable Company fiscal year, provided that, except as otherwise provided in this Agreement, if the Employment Term ends prior to payment, the Executive shall not be entitled to such cash award.

3.4 Performance Unit Awards. During the Employment Term, the Executive will be eligible to receive an annual award of Performance Units (as defined in the 2014 Plan).

The maximum annual Performance Unit award to the Executive will be 250% of Base Salary, and each such award shall be subject to performance,vesting and other requirements specified by, or determined in accordance with, the 2014 Plan.

3.5 Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices and policies.

3.6 Recoupment. The Executive agrees that the compensation provided by the Company under this Agreement or otherwise is subject to recoupment or clawback as required by law (including, for the avoidance of debt required under any policy adopted by the Company as required by applicable law).

4.       EMPLOYEE BENEFITS

The Executive shall, during his employment under this Agreement, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements (including plans, programs or arrangements providing for retirement benefits, disability benefits, health and life insurance, or vacation and paid holidays) which shall from time to time be established by the Company for, or made available to, its senior executives generally. The Executive will be provided not less than four (4) weeks’ vacation per calendar year.

5.       TERMINATION OF EMPLOYMENT

5.1 Termination Events.

5.1.1. By the Company. The Company may terminate the Executive’s employment at any time for Cause (as hereinafter defined), without Cause, or upon the Executive’s Disability (as hereinafter defined).

5.1.2. By the Executive. The Executive may terminate his employment at any time for Good Reason (as hereinafter defined) or without Good Reason.

5.2 Termination Without Cause; Resignation for Good Reason.

5.2.1 Severance Benefits. If, prior to the Third Anniversary Date, the Executive’s employment is terminated by the Company without Cause, or the Executive resigns from his employment for Good Reason:

(i)       The Company shall continue to pay the Executive the Base Salary (at the rate in effect immediately prior to such termination) until the earlier of (a) the Third Anniversary Date, or (b) twelve (12) months following the effective date of termination (such period being referred to hereinafter as the “Severance Period”). The payments shall occur in installments in the same amount in effect immediately prior to such termination and at the same regular payment intervals as the Executive’s Base Salary was being paid on the Effective Date and such installments shall be deemed a series of separate payments within the meaning of Treas. Reg. §1.409A-2(b)(2)(iii).

(ii)       The Executive timely elects continue health insurance coverage under the Company’s applicable group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall directly pay, or reimburse Executive for, the COBRA premium for the Executive and Executive’s covered dependents under such plan during the Severance Period, provided that (a) the Executive will be responsible for paying the same portion of the premium that the Company requires to be paid by its management employees under the applicable plan, and (b) the Company’s obligation to pay or reimburse the Executive for such premiums will terminate on the date Executive becomes eligible to receive reasonably comparable health insurance coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). If the Company determines that it cannot provide the benefit required by this Section 5.2.1(ii) without potentially breaching the Company’s applicable group health insurance contract, violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof during the Severance Period pay to the Executive a taxable monthly payment in an amount equal to the portion of the COBRA premium otherwise payable or reimbursable by the Company under this Section 5.2.1(ii).

(iii)       The Executive will remain eligible to receive an award under the cash bonus program described in Section 3.3 with respect to the fiscal year in which termination occurs. Any such award shall be pro-rated to reflect the period of such fiscal year during which the Executive was employed by the Company.

(iv)       The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment except as specifically determined in accordance with the terms of the employee benefit plans or programs of the Company. In the event of the Executive’s death during the Severance Period, Base Salary continuation payments under this Section 5.2.1 shall continue to be made during the remainder of the Severance Period to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.

5.2.2 Termination of Severance Benefit. If, during the Severance Period, the Executive breaches any of his obligations under this Agreement (including, without limitation, the Executive’s obligations under Section 6), the Company may, in addition to all other rights and remedies upon written notice to the Executive, terminate the Severance Period and cease to make any further payments or provide any benefits described in Section 5.2.1.

5.2.3 Release. The Company’s obligation to make the Base Salary and bonus payments and provide health insurance benefits described in Section 5.2.1 shall be subject to the following conditions: (i) within 21 days after the effective date of termination or resignation, the Executive shall have executed and delivered to the Company a Termination Agreement and Release (“Release”) in the form of Exhibit B attached hereto, and (ii) the Release shall not have been revoked by the Executive during the revocation period specified therein. If the Executive fails to deliver a fully executed Release to the Company before expiration of such 21 day period, or such release is revoked as permitted therein, then the Company will have no obligation to make any of the payments or provide any of the benefits specified in Section 5.2.1.

5.3 Termination for Cause; Resignation Without Good Reason. If, prior to the Third Anniversary Date, the Executive’s employment is terminated by the Company for Cause, or the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of his Base Salary as then in effect through and including the date of termination or resignation. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company.

5.4 Cause. Termination for “Cause” shall mean termination of the Executive’s employment by the Company because of:

(i)       any act or omission that constitutes a breach by the Executive of any of his obligations under this Agreement or any written Company policy or procedure and failure to cure such breach after notice of, and a reasonable opportunity to cure, such breach;

(ii)       the continued willful failure or refusal of the Executive to substantially perform the duties reasonably required of him as an employee of the Company;

(iii)       an act of moral turpitude, dishonesty or fraud by, or criminal conviction (excluding non-felony convictions relating solely to vehicle and traffic offenses) of, the Executive which in the sole determination of the Board would render his continued employment by the Company damaging or detrimental to the Company;

(iv)       any material misappropriation of Company property by the Executive; or

(v)       any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

5.5 Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events provided that, the Executive shall give the Company a written notice, within 45 days following the initial occurrence of the event, describing the event that the Executive claims to be Good Reason and stating the Executive’s intention to terminate employment unless the Company takes appropriate corrective action:

(i)       a material decrease in the Executive’s Base Salary other than a decrease not exceeding 10% which is part of a general decrease in base salary for substantially all of the Company’s senior executives;

(ii)       a failure by the Company to pay material compensation due and payable to the Executive in connection with his employment;

(iii)       a material change in the Executive’s position or title or the Company’s failure to assign to the Executive duties that are generally consistent with the Executive’s position and title;

(iv)       a material diminution in benefits provided by the Company to the Executive except for a diminution applicable to substantially all of the Company’s senior executives; or

(v)       any change in reporting structure resulting in the Executive not being a direct report to the Board. The Company shall have 30 days from the date of receipt of the written notice from the Executive stating his claim of Good Reason in which to take appropriate corrective action. If the Company does not cure the Good Reason during such period, the Executive’s employment will terminate as of the end of such 30-day period.

5.6 Death or Disability. In the event of termination of employment by reason of death or Disability, the Executive (or his estate, as applicable) shall be entitled to Base Salary and benefits through the date of termination. Other benefits shall be determined in accordance with the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder. For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive that, in the sole opinion of the Board, prevents (with or without reasonable accommodation) the normal performance of substantially all his material duties as an employee of the Company, which disability or infirmity shall exist for any continuous period of 90 days.

5.7 Resignation of Positions. Upon termination of Executive’s employment with the Company for any reason, the Executive agrees to immediately resign from all positions and offices in which he is then serving the Company and its subsidiaries including, but not limited to, if applicable, resignation from the Board.

6. CONFIDENTIALITY; NONSOLICITATION AND NONCOMPETITION

6.1 Confidentiality. The Executive covenants and agrees with the Company that he will not any time during the Employment Term and thereafter, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or Confidential Information that he may learn or has learned by reason of his association with the Company. The term “Confidential Information” includes information not previously made generally available to the public by the Company, with respect to the Company’s products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s products), business and strategic plans, prospects or opportunities, but shall exclude any information which the Company intentionally makes generally available to the public other than as a result of disclosure by the Executive in violation of this Section 6.1. The Executive will be released of his obligations under this Section 6.1 to the extent the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law provided that the Executive provides the Company with prompt written notice of such requirement. In addition, the Executive will not be in breach of any obligations under Section 6.1, and will not be criminally or civilly liable under any Federal or state trade secret law, for the disclosure of Confidential Information that is made in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law involving the Company or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the

Company for reporting a suspected violation of law involving the Company, the Executive may disclose Confidential Information, including trade secrets, to his attorney and use such Confidential Information in the court proceeding if such Confidential Information is filed under seal.

6.2       Acknowledgment of Company Assets. The Executive acknowledges that the Company, at the Company’s expense, has acquired, created and maintains, and will continue to acquire, create and maintain, significant goodwill with its current and prospective customers, strategic partners, vendors and employees and significant Confidential Information, and that such goodwill and Confidential Information is valuable property of the Company. The Executive further acknowledges that to the extent such goodwill and Confidential Information will be generated through the Executive’s efforts, such efforts will be funded by the Company and the Executive will be fairly compensated for such efforts. The Executive acknowledges that all goodwill developed by the Executive relative to the Company’s customers, strategic partners, vendors and employees, and all Confidential Information developed by the Executive, shall be the sole and exclusive property of the Company and shall not be personal to the Executive. Accordingly, in order to afford the Company reasonable protection of such goodwill and of the Company’s Confidential Information, the Executive agrees as follows:

6.2.1. No solicitation; Non-Interference. During the Employment Term and for a period of two years after termination of employment for any reason (such two-year period, the “Post-Termination Restrictive Covenant Period”, the Executive shall not, directly or indirectly, as an investor, lender, officer, director, manager, or as an employee, associate, consultant or agent of any individual or entity, or in any other capacity: (i) solicit or endeavor to entice away from the Company any individual who is employed by the Company; (ii) solicit or endeavor to entice away from the Company any entity who is, or was within the then most recent 12-month period, a customer (or reasonably anticipated to become a customer) of the Company; (iii) interfere with the business relationship between the Company and any customer, strategic partner, supplier or vendor of the Company or attempt to persuade or encourage any customer, strategic partner, supplier or vendor of the Company to cease doing business with the Company or to engage in any activity competitive with the Company; or (iv) make or publish any disparaging remarks about the Company, its products, prospects or management.

6.2.2 Change of Control Activity. The Executive agrees that during the Post-Termination Restrictive Covenant Period, the Executive shall not, directly or indirectly, or in any individual or representative capacity, engage or otherwise participate in any Change of Control Activity with respect to the Company. “Change of Control Activity” means (a) effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other individual or entity to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in: (i) any acquisition of any securities (or beneficial ownership thereof) or all or substantially all of the assets of the Company, (ii) any tender or exchange offer, merger or other business combination involving the Company, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended) with respect to the securities of the Company; (c) make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving the Company or its securities or assets; or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

6.2.3. Non-Competition. During the Employment Term and during the Post-Termination Restrictive Covenant Period, the Executive shall not, directly or indirectly, as an investor, lender, officer, director, manager, or as an employee, associate, consultant or agent of any individual or entity, or in any other capacity, (other than as an investor owning not more than a 1% interest in a publicly-traded entity), engage in the Restricted Business (as hereinafter defined) anywhere in the world other than on behalf of the Company. The Executive acknowledges and agrees that the Company conducts business throughout the world, that the Company’s legitimate and protectable business interests are throughout the world, and therefore this Section 6.2.3 is intended to prohibit competitive activities by the Executive throughout the world. “Restricted Business” means research and product development with respect to, the manufacture, distribution, marketing or sale of, or the licensing of intellectual property related to, tobacco products, hemp products, cannabis products, cannabinoids or other products made from or related to the tobacco plant or the cannabis plant, including but not limited to hemp, hemp/cannabis, industrial hemp, marijuana, marijuana/cannabis, Cannabis sativa, Cannabis indica, and Cannabis ruderalis.

6.3       Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company. All business records, and documents (whether in paper or electronic media) kept or made by Executive relating to the business of the Company shall be and remain the property of the Company. Upon termination of the Executive’s employment with the Company for any reason, the Executive promptly deliver to the Company all of the following that are in the Executive’s possession or under his control: (i) all computers, telecommunication devices and other tangible property of the Company and its affiliates, and (ii) all documents and other materials, in whatever form, which include Confidential Information or which otherwise relate in whole or in part to the present or prospective business of the Company, including but not limited to, drawings, graphs, charts, specifications, notes, reports, memoranda, and computer disks and tapes, and all copies thereof.

6.4 Injunctive Relief; Tolling. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason, it is held that the restrictions under this Section 6 are not reasonable or that consideration therefore is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable including, if applicable, modifications to the geographic scope of Section 6.2.3. The Post-Termination Restrictive Covenant Period will not include any period during which the Executive is in violation of Sections 6.1, 6.2.1, 6.2.2 or 6.2.3.

6.5 Communication to Third Parties. The Executive agrees that the Company shall have the right to communicate the terms of this Section 6 to any third parties, including but not limited to, any prospective employer of the Executive. The Executive waives any right to assert any claim for damages against Company or any officer, employee or agent of Company arising from such disclosure of the terms of this Section 6.

6.6 Independent Obligations. The provisions of this Section 6 shall be independent of any other provision of this Agreement. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense of the enforcement of this Section 6 by the Company.

6.7 Non-Exclusivity. The Company’s rights and the Executive’s obligations set forth in this Section 6 and in Section 7 are in addition to, and not in lieu of, all rights and obligations provided by applicable statutory or common law.

7.       INVENTIONS

The term “Invention” means any discovery, concept or idea, whether or not patentable or copyrightable, including but not limited to processes, methods, formulae and techniques, as well as improvements thereof or know- how related thereto. The Executive will promptly and fully inform the Company in writing of any Invention which is conceived, made, or reduced to practice by the Executive, either solely or jointly with another or others, during the Employment Term or within 12 months after termination of the Executive’s employment for any reason, setting forth in detail the procedures employed and the results achieved. The Company and/or its nominee or assign will be the sole owner, without payment of royalty or any other compensation to the Executive, of any such Invention which (i) is conceived, made or reduced to practice with the use of Confidential Information or the Company’s equipment, facilities, materials, personnel or other resources, or (ii) at the time it is conceived, made or reduced to practice relates to the Company’s present or prospective business or actual or demonstrably anticipated research or development, or (iii) is the result of any work performed by the Executive for the Company. With respect to each such Invention of which the Company is the owner, the Executive will execute and deliver promptly to the Company (without charge to the Company but at its expense) such written instruments and do such other acts as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent or United States and/or foreign copyright registrations and to vest the entire right and title thereto in the Company.

8.       CERTAIN PAYMENTS

Notwithstanding anything in this Agreement to the contrary, if any amounts due to the Executive under this Agreement and any other plan or program of the Company constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times his “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00. The determination to be made with respect to this Section 8 shall be made by an accounting firm jointly selected by the Company and the Executive and paid by the Company, and which may be the Company’s independent auditors.

9.       MISCELLANEOUS.

9.1       Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company,

22nd Century Group, Inc.

8560 Main Street

Suite 4

Williamsville, New York 14221

Attention: Chairman of the Board

To the Executive, at such address maintained in the Company’s records as the Executive’s primary residential address.

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery, upon receipt, (ii) if sent by nationally recognized overnight carrier, upon receipt; or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

9.2 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.3 Assignment. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

9.4 Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive relating to the subject matter hereof. This Agreement may be amended at any time by mutual written agreement of the parties hereto.

9.5 Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the applicable law or Company’s employee benefits plans, if any.

9.6 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state. The Company and the Executive agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Executive’s employment with the Company will be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the State of New York, in each case located in Buffalo, New York, and each of the Company and the Executive hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Further, the Company and the Executive agree that, after a legal dispute is before a court as specified in this Section 9.6, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, will be subject to the exclusive jurisdiction of such court.

9.7 Costs of Enforcement. In the event of a dispute or action to enforce the terms of this Employment Agreement, the prevailing party shall be entitled to its costs and expenses incurred in connection therewith, including all attorneys' fees.

9.8 Legal Advice. The Executive hereby represents and warrants to the Company that he has had the opportunity to seek independent legal advice prior to the execution and delivery of this Agreement and that he has availed himself of that opportunity prior to signing this Agreement and that he is signing this Agreement voluntarily without any undue pressure. Executive represents that he: (i) is familiar with the covenants set forth in Section 6 and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of such covenants.

9.9       Absence of Conflicting Obligations. The Executive represents and warrants that his execution, and delivery of this Agreement, and his performance of services for the Company as contemplated by this Agreement, do not conflict with or breach any contractual, fiduciary or other legal obligation owed by the Executive to any other individual or entity.

9.10       Counterparts. This Employment Agreement may be executed in multiple counterparts (including by means of electronic signatures, or facsimile or PDF signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written.

22nd CENTURY GROUP, INC.

By
Name:
Title:

James A. Mish

EXHIBIT A

INITIAL RSU GRANT (150,000 UNITS)

●               All 150,000 RSUs will vest upon satisfaction of all of the following conditions: (i) the Executive has remained continuously employed as the Company’s Chief Executive Officer from the Effective Date through the one-year anniversary of the Effective Date, (ii) on the one-year anniversary of the Effective Date no event has occurred that would constitute Cause, and (iii) on the 90th day following the Effective Date (the “Share Acquisition Deadline”) the Executive is the record and beneficial owner of not less than 100,000 shares of Company common stock purchased by Executive after the Effective Date in open-market transactions in compliance with all applicable securities laws and the Company’s Insider Trading Policy; provided, however, that if the Share Acquisition Deadline is a day during which the Executive’s ability to purchase Company common stock is prohibited by the Company’s Insider Trading Policy or applicable securities laws, then the Share Acquisition Deadline shall be extended to the first day thereafter on which such purchase by the Executive is permitted.

EXHIBIT B

22nd CENTURY GROUP, INC.
TERMINATION AGREEMENT AND RELEASE

In consideration of the payments and benefits to be provided to me by 22nd Century Group, Inc. (the “Company”) pursuant to Section 5.2.1 of the Employment Agreement between the Company and me dated_______ __, 2020 (the “Employment Agreement”), I agree as follows:

1.       Termination. My employment with the Company is terminated effective ____________and I will not thereafter apply for employment with the Company.

2.       Release. On behalf of myself and my heirs, successors, executors, administrators, trustees, legal representatives, agents and assigns, I fully and forever release and discharge the Company, its subsidiaries, divisions and affiliates and its and all of their predecessors, successors, assigns, directors and officers (collectively “Released Parties”) from any and all claims, demands, suits, causes of action, obligations, promises, damages, fees, covenants, agreements, attorneys’ fees, debts, contracts and torts of every kind whatsoever, known or unknown, at law or in equity, foreseen or unforeseen, which against the Released Parties I ever had, now have or which I may have for, upon or by reason of any matter, cause or thing whatsoever relating to or arising from my employment with the Company or the termination thereof, specifically including, but not limited to, all claims under the following: the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Older Workers’ Benefit Protection Act of 1990; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Worker Adjustment Retraining Notification Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York State Labor Law; §§ 120 and 241 of the New York State Workers’ Compensation Law; any contract of employment, express or implied; and any and all other federal, state or local laws, rules or regulations.

I hereby waive the right to receive any personal relief (i.e. monetary or equitable relief) as a result of any lawsuit or other proceeding brought by the EEOC or any other governmental agency, based on or related to any of the matters from which I have released the Released Parties. I also will take all actions necessary, if any, now or in the future, to make this Release effective.

The foregoing release shall not operate to release the Company from its obligations to make payments and provide benefits as provided under Section 5.2.1 of the Employment Agreement.

In connection with the foregoing release (i) I acknowledge that the payments and benefits under Section 5.2.1 of the Employment Agreement are good and sufficient consideration to which I would not otherwise be entitled but for my execution and delivery to the Company of this instrument, (ii) I acknowledge that I have been advised by the Company to consult with an attorney before signing this instrument, (iii) the Company has allowed me at least twenty-one (21) days from the date I first receive this instrument to consider it before being required to sign it and return it to the Company, and (iv) I may revoke this instrument, in its entirety, within seven (7) days after signing it by delivering written notice of such revocation to the Company on or before 5:00 p.m. on the seventh day of such revocation period.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the ____ day of ________